Exhibit 4.4.4

CLIFFORD CHANCE S/C Consultores em Direito Estrangeiro

EXECUTION VERSION

VCP OVERSEAS HOLDING LTD. BUDAPEST, BAAR BRANCH
AS ASSIGNOR

AND

ABN AMRO BANK N.V
AS TRUSTEE

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT is made as a deed on 27 September 2006

BETWEEN:

(1)

VCP OVERSEAS HOLDING LTD. BUDAPEST, BAAR BRANCH, a branch of VCP Overseas Holding KFT (a company organised under the laws of Hungary), licensed in the commercial register of the canton of Zug, Switzerland (the (the “Assignor”); and

(2)

ABN AMRO BANK N.V. as trustee for the Secured Parties on the terms and conditions set out in the Restated Agreement (the “Trustee” which expression shall include any Person for the time being appointed as trustee, or as an additional trustee, for the purposes of the Restated Agreement).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Assignment:

“Assigned Property” means the rights and property expressed to be assigned in Clause 3 (Assignment).

“Collateral Rights” means all rights, powers and remedies of the Trustee provided by this Assignment or by law.

“Irrevocable Payment Instructions” means, with respect to any Sales Contract, a notice of assignment and irrevocable payment instructions given or to be given by the Assignor to the relevant Buyer with respect to that Sales Contract substantially in the form set out in Schedule 8 (Form of Irrevocable Payment Instructions) to the Restated Agreement.

“Restated Agreement” means the ABN Facility Agreements (as defined in the Restated Agreement) and the agreement pursuant to which the ABN Loan No. 3 (as defined in the Restated Agreement) was advanced as restated by the Restatement Agreement.

“Restatement Agreement” means the restatement agreement dated as of the date of this Assignment pursuant to which the parties thereto agreed to restate the terms and conditions upon which the ABN Loans (as defined therein) are outstanding upon the terms and conditions of the Restated Agreement.

“Sales Contract” means each agreement (which may be formed or confirmed by delivery of an invoice, exchange of letters and/or other correspondence) for the sale of Products by the Assignor to a Buyer which has been designated a “Sales Contract” for the purpose of the Finance Documents by the Assignor by delivery to the Trustee of a duly executed Sales Contract Designation Notice together with the documentation referred to in such Sales Contract Designation Notice.

“Sales Contract Designation Notice” means a notice given by the Assignor to the Agent substantially in the form of Schedule 7 (Form of Sales Contract Designation Notice) to the Restated Agreement.

“Secured Obligations” means all obligations at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

1.2	In this Assignment:

(a)

Unless a contrary indication appears, (i) a reference to “this Assignment” is a reference to this Assignment as amended or novated; (ii) a reference to the “Restated Agreement” is a reference to the Restated Agreement as amended or novated; and (iii) a term defined in the Restated Agreement has the same meaning when used in this Assignment.

	(b)	The rules of interpretation and construction contained in the Restated Agreement apply to the construction of this Assignment.

	(c)	Unless otherwise stated herein, a “Clause”, “Section” or “Schedule” is a reference to a Clause, Section or Schedule of this Assignment.

1.3	A Person who is not a party to this Assignment has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Assignment.

2.	COVENANT TO PAY

The Assignor shall on demand of the Trustee discharge each of the Secured Obligations and pay to the Trustee when due and payable each sum now or hereafter owing, due or incurred by any Obligor in respect of the Secured Obligations.

3.	ASSIGNMENT

3.1

The Assignor assigns absolutely and with full title guarantee to the Trustee all of its right, title and interest, present and future, in, under and to each Sales Contract including, without limitation, all present and future claims, causes of action, payments and proceeds in respect thereof and the rights:

	(a)	to receive payment from any Buyer of any amounts payable to the Assignor under any Sales Contract and to make demand for payment thereunder;

	(b)	to receive payment of any amounts payable under any letter or letters of credit or any insurance policy or policies supporting any Buyer’s payment obligations under any Sales Contract;

	(c)	to serve any demand or notice under or in connection with any Sales Contract;

	(d)	to make, or consent to, any amendment, modification, termination or waiver of any Sales Contract;

(e)

to compel performance by any Buyer and/or any Person issuing a letter or letters of credit or any insurance policy or policies supporting any Buyer’s payment obligations under any Sales Contract of its/their obligations under any Sales Contract; and

(f)

to sue for and receive relief and/or damages for any breach of any Sales Contract by any Buyer and/or any Person issuing a letter or letters of credit or any insurance policy or policies supporting any Buyer’s payment obligations under any Sales Contract.

3.2

The Trustee shall not be under any obligation in relation to the Assigned Property or any Sales Contract as a consequence of this Assignment and the Assignor shall at all times remain liable to perform all obligations expressed to be assumed by it in respect of the Assigned Property and any Sales Contract.

4.	NOTICE OF ASSIGNMENT

Forthwith upon delivery of any Sales Contract Designation Notice with respect to any Sales Contract, the Assignor shall deliver duly executed Irrevocable Payment Instructions with respect to that Sales Contract to the relevant Buyer and, in the case of a Covered Buyer, the Permitted Covering Institution issuing the letter or letters of credit or insurance policy or policies supporting the relevant Buyer’s payment obligations under that Sales Contract (with, in each case, a copy to the Trustee).

5.	ASSIGNOR’S REPRESENTATIONS

The Assignor represents and warrants to the Trustee:

	(a)	on the date specified above:

		(i)	it has the necessary power and authority to enable it to enter into and perform its obligations under this Assignment;

		(ii)	this Assignment constitutes its legal, valid and binding obligation and creates an effective security over the Assigned Property; and

		(iii)	all necessary authorisations and consents to enable it to enter into and perform its obligations under this Assignment have been obtained and are in full force and effect; and

	(b)	on each day on which it delivers a Sales Contract Designation Notice to the Trustee that:

(i)

the Sales Contract to which that Sales Contract Designation Notice relates is in full force and effect, enforceable in accordance with its terms and it is not in breach of any term or condition of the Sales Contract;

(ii)

there are no restrictions on the Assignor’s ability to assign all or any of its rights under the Sales Contract to which that Sales Contract Designation Notice relates, whether contained in that Sales Contract or in any other document;

(iii)

it is the sole legal and beneficial owner of its right, title and interest in the Sales Contract to which that Sales Contract Designation Notice relates (subject to the rights of the Trustee under this Assignment);

(iv)

it has not sold or otherwise disposed of, or created, granted or permitted to subsist any security interest over, all or any of its right, title and interest in the Sales Contract to which that Sales Contract Designation Notice relates (other than pursuant to this Assignment);

(v) it has the necessary power and authority to enable it to enter into and perform its obligations under this Assignment;

(vi) this Assignment constitutes its legal, valid and binding obligation and creates an effective security over the Assigned Property; and

(vii) all necessary authorisations and consents to enable it to enter into and perform its obligations under this Assignment have been obtained and are in full force and effect.

6.	ASSIGNOR’S UNDERTAKINGS

The Assignor undertakes to the Trustee for the duration of this Assignment that it shall:

	(a)	not sell, assign, transfer or otherwise dispose of all or any part of the Assigned Property (other than pursuant to this Assignment);

	(b)	not create, grant or permit to subsist any security interest over all or any of its right, title and interest in the Assigned Property (other than pursuant to this Assignment);

(c)

not do or permit to be done any act or thing which might jeopardise the rights of the Trustee in the Assigned Property or which might adversely affect or diminish the value of the Assigned Property or prejudice the security created by this Assignment;

	(d)	promptly notify the Trustee of any circumstances which give rise, or may reasonably be expected to give rise, to a claim on or under the Assigned Property;

(e)

permit or suffer to occur any alteration or waiver of or amendment to or departure from the terms of any Sales Contract (other than as permitted under clause 19.15 (No amendment to Sales Contracts) of the Restated Agreement); or

(f)

avoid, release, rescind, terminate or otherwise cancel in whole or in part (or agree to any of the foregoing or acquiesce in any of the foregoing) any Sales Contract (other than as permitted under clause 19.15 (No amendment to Sales Contracts) of the Restated Agreement);

	(g)	promptly comply with its obligations under each Sales Contract; and

(h)

not take or omit to take any action which might result in (i) the alteration or impairment of any rights in the Assigned Property; (ii) any default of any of its obligations under any Sales Contract; (iii) any right to terminate any Sales Contract becoming exercisable by any Person; or (iv) any counterclaims or rights of set-off arising under any Sales Contract.

7.	ENFORCEMENT

7.1

Upon the occurrence of an Event of Default, the Trustee shall be entitled, without prior notice or further demand or prior authorisation from any court, immediately to enforce all or any part of the security constituted by this Assignment in any manner it sees fit.  Without limiting any of the powers conferred on the Trustee by this Clause 7, the Trustee shall be entitled to:

(a) take possession of the Assigned Property or otherwise exercise in relation to it all of the rights of an absolute owner;

(b) assign any or all of the Assigned Property to any Person on such terms as the Trustee considers appropriate; and

(c)

collect, recover or compromise, and give a good discharge for, any moneys paid or payable to the Assignor under or in respect of the Assigned Property, and enforce (in any way whatsoever including, without limitation, by way of instituting proceedings in the Assignor's name) any rights or claims arising under or in respect of the Assigned Property.

7.2

The power of sale or other disposal in Clause 7.1 shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Assignment.  The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Assignment or to any exercise by the Trustee of its right to consolidate mortgages or its power of sale.

7.3

A certificate in writing by an officer or agent of the Trustee that the power of sale or disposal has arisen and is exercisable shall be conclusive evidence of that fact in favour of a purchaser of all or any part of the Assigned Property.

8.	EXERCISE OF RIGHTS

Subject always to the terms of this Assignment and without prejudice to the obligations of the Assignor under Clause 20 (Debt Service Undertakings) of the Restated Agreement, the Assignor, as agent for and on behalf of the Trustee, shall be entitled to exercise all rights and powers arising under any Sales Contract until notified in writing by the Trustee that an Event of Default has occurred. The Trustee shall be entitled upon the giving of such notice to exercise all such rights and powers when they arise and the Assignor shall thereupon cease to be the agent for the Trustee.

9.	FURTHER ASSURANCE

The Assignor shall promptly execute all documents and do all things (including the execution and delivery of any Irrevocable Payment Instructions or other notice of assignment) that the Trustee may reasonably specify for the purpose of (a) exercising the Collateral Rights, (b) securing and perfecting its security over or title to all or any part of the Assigned Property or (c) facilitating the realisation of the Assigned Property or the exercise of any of the rights vested in the Trustee as a result of this Assignment.

10.	POWER OF ATTORNEY

The Assignor, by way of security, irrevocably appoints the Trustee to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents (including any Irrevocable Payment Instructions or other notice of assignment) and do all things that the Trustee may consider to be necessary for (a) carrying out any obligation imposed upon the Assignor under this Assignment or (b) exercising any of the Collateral Rights.  The Assignor shall ratify and confirm, and indemnify the Trustee for, all things done and all documents executed by the Trustee in the exercise of that power of attorney.

11.	RECEIVER

11.1

Upon the occurrence of an Event of Default or if a petition or application is presented for the making of an administration order in relation to the Assignor or if any Person who is entitled to do so gives written notice of its intention to appoint an administrator of the Assignor or files such a notice with the court, the Trustee may by writing (acting through an authorised officer of the Trustee) without notice to the Assignor appoint one or more Persons to be receiver of the whole or any part of the Assigned Property (each such Person being (a) entitled to act individually as well as jointly and (b) for all purposes deemed to be the agent of the Assignor).

11.2

In addition to the powers of the Trustee conferred by Clause 7, each Person appointed pursuant to Clause 11.1 shall have, in relation to the part of the Assigned Property in respect of which he was appointed, all the powers (a) conferred by the Law of Property Act 1925 on a receiver appointed under that Act, (b) of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not such Person is an administrative receiver) and (c) (if such Person is an administrative receiver) all the other powers exercisable by an administrative receiver in relation to the Assignor by virtue of the Insolvency Act 1986.

12.	EFFECTIVENESS OF SECURITY

12.1

Except with the Trustee’s prior written consent or as permitted under the Restated Agreement, no right, title or interest in relation to this Assignment shall be capable of assignment or other disposal and the Assignor shall not assign or dispose of or create, grant or permit to exist any security interest over this Assignment.

12.2

The security created by this Assignment and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Trustee may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.  No prior security held by the Trustee over the whole or any part of the Assigned Property shall merge into the security constituted by this Assignment.

12.3	This Assignment shall remain in full force and effect as a continuing security for the Secured Obligations unless and until the Trustee discharges it.

12.4

Upon the Secured Obligations being discharged in full and the Trustee and the Secured Parties having no further actual or contingent obligations under the Finance Documents to make advances or provide other financial accommodation, the Trustee shall, at the request and cost of the Assignor, cancel all the security granted by this Assignment and re-assign to the Assignor all the property assigned by this Assignment without recourse to, and without any representations or warranties by, the Trustee.

12.5

No failure on the part of the Trustee to exercise, or delay on its part in exercising, any Collateral Right shall operate as a waiver, nor shall any single or partial exercise of a Collateral Right prevent any further or other exercise of that or any other Collateral Right.

12.6

If, at any time, any provision of this Assignment is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability of (a) the remaining provisions of this Assignment and (b) such provision under the law of any other jurisdiction shall not in any way be affected or impaired thereby.

12.7

None of the Trustee, or any delegate, agent, attorney or co-trustee appointed by the Trustee, or any receiver appointed pursuant to this Assignment shall be liable by reason of (a) taking any action permitted by this Assignment, (b) any neglect or default in connection with the Assigned Property or (c) the taking possession or realisation of all or any part of the Assigned Property, except in the case of gross negligence or wilful default upon its part.

13.	SUBSEQUENT INTERESTS AND ACCOUNTS

If the Trustee at any time receives notice of any subsequent mortgage, assignment, charge or other interest affecting all or any part of the Assigned Property, all payments made by the Assignor to the Trustee or any of the Secured Parties after that time shall be treated as having been credited to a new account of the Trustee and not as having been applied in reduction of the Secured Obligations as at the time when the Trustee received notice.

14.	CURRENCY CONVERSION

For the purpose of or pending the discharge of any of the Secured Obligations the Trustee may convert any money received, recovered or realised or subject to application by it under this Assignment from one currency to another, as the Trustee thinks fit, and any such conversion shall be effected at the Trustee’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

15.	APPLICATION OF PROCEEDS

All moneys received or recovered by the Trustee or any Receiver appointed pursuant to this Assignment or the powers conferred by it shall (subject to the claims of any Person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied in accordance with clause 30 (Application of Proceeds) of the Restated Agreement.

16.	ASSIGNMENT

The Trustee may assign and transfer all or any of its rights and obligations under this Assignment.  The Trustee shall be entitled to disclose such information concerning the Assignor and this Assignment as the Trustee considers appropriate to any actual or proposed direct or indirect successor or to any Person to whom information may be required to be disclosed by any applicable law.

17.	SUCCESSORS

This Assignment shall remain in effect despite any amalgamation or merger (however effected) relating to the Trustee and references to the Trustee shall be deemed to include any assignee or successor in title of the Trustee and any Person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Trustee under this Assignment or to which, under such laws, those rights and obligations have been transferred.

18.	NOTICES

Any communication to be made under or in connection with this Assignment shall be made in accordance with the provisions of clause 31 (Notices) of the Restated Agreement.

19.	COUNTERPARTS

This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

20.	GOVERNING LAW

This Assignment is governed by English law.

21.	JURISDICTION

21.1

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Assignment (including a dispute regarding the existence, validity or termination of this Assignment) (a “Dispute”).

21.2	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, that they will not argue to the contrary.

21.3

This Clause 21 is for the benefit of the Trustee only.  As a result the Trustee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Trustee may take concurrent proceedings in any number of jurisdictions.

21.4	Without prejudice to any other mode of service allowed under any relevant law, the Assignor:

(a)

irrevocably appoints Law Debenture Corporate Services Limited at 100 Wood Street, Fifth Floor, London, EC2V 7EX, or, if different, its registered office, as its agent for service of process in relation to any proceedings before the English courts in connection with this Assignment; and

(b) agrees that failure by a process agent to notify the Assignor of the process will not invalidate the proceedings concerned.

IN WITNESS WHEREOF this Assignment has been signed on behalf of the Trustee and executed as a deed by the Assignor and is intended to be and is hereby delivered by it as a deed on the date specified above.

SIGNATURES

The Assignor

EXECUTED as a DEED )
by VCP OVERSEAS HOLDING LTD. BUDAPEST, BAAR BRANCH )

By:

The Trustee

ABN AMRO BANK N.V.

By: